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                                                      EXHIBIT 99.1

News Release


      GILLETTE ELECTS JAMES M. KILTS CHAIRMAN AND CHIEF EXECUTIVE OFFICER


Date:         January 22, 2001

Boston - The Gillette Company Board of Directors has elected James M. Kilts chairman of the board and chief executive officer. He will assume his responsibilities as CEO on February 12. Mr. Kilts, 52, most recently served as president and chief executive officer of Nabisco, where he directed a highly successful turnaround of the company's $9 billion global food business.

"Jim Kilts has one of the best track records in the entire consumer products sector. His broad-based consumer marketing background and decisive management style make him uniquely qualified to lead The Gillette Company into an era of sustained, profitable growth," said Richard R. Pivirotto, non-executive chairman of the Gillette board and chairman of its Search Committee. "We are delighted to have Jim Kilts as Gillette's new chairman and chief executive, and we know that our shareholders and employees will share our excitement."

Prior to his service at Nabisco, Mr. Kilts was executive vice president in charge of Philip Morris Companies' Worldwide Food group, the second largest food company in the world, with operations in 140 countries and annual revenues of $27 billion. As head of this group, Mr. Kilts was responsible for integrating Kraft and General Foods worldwide and for shaping the group's domestic and international strategy and plans. These efforts led to record marketplace and financial performance.

"There are few consumer products companies with more powerful global brands than Gillette. And, there are even fewer companies that have so successfully used innovation to increase the market strength and consumer appeal of their brands," Mr. Kilts said. "I believe that there is a huge opportunity to maximize the potential of Gillette's global brands. With a rigorous financial and management discipline, we will continue Gillette's brand leadership, extend its marketing preeminence and bring even greater excitement and value to existing and new products. These are the elements that will build value for consumers and wealth for shareholders."

The Gillette Company also announced today that Acting Chief Executive Officer Edward F. DeGraan will continue as the Company's President and Chief Operating Officer, positions to which he was elected in July 2000. Mr. DeGraan has served as Acting Chief Executive Officer since October 2000, following the resignation of Michael C. Hawley.

"Over the past few months, Ed has undertaken major strategic initiatives, including the recently announced restructuring program, that build on Gillette's strengths," Mr. Pivirotto said. "His leadership and comprehensive knowledge of the Company will be important factors for the Company's success."

Mr. Kilts added, "I look forward to working closely with Ed and Gillette's senior management team as we strengthen the Company and accelerate its growth."

Mr. Kilts is a member of the Board of Directors of the May Department Stores Company and Whirlpool Corporation. He also serves on the Board of Trustees of Knox College and is a member of the Advisory Board of the University of Chicago Graduate School of Business.

A graduate of Knox College, Galesburg, Illinois, Mr. Kilts earned a master of business administration degree in marketing at the University of Chicago.

Headquartered in Boston, Mass., The Gillette Company is the world leader in male grooming, a category that includes blades, razors and shaving preparations. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. In addition, the Company is the world leader in alkaline batteries, toothbrushes and oral care appliances.


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